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                                                                     Exhibit 5.1

                                 March 20, 2001

Emulex Corporation
3535 Harbor Boulevard
Costa Mesa, California 92626

       Re:  Emulex Corporation Registration Statement on Form S-3
            Relating to offering of 6,879,691 shares of Common Stock and related preferred stock purchase rights by certain selling stockholders

Ladies & Gentlemen:

       At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 6,879,691 shares of your common stock, $0.10 par value (the "Stock"), and related preferred stock purchase rights (the "Rights") issuable pursuant to the Company's stockholder Rights Agreement, dated January 19, 1989, as amended (the "Rights Agreement"). The Stock represents shares of your common stock issued in connection with your acquisition of Giganet, Inc. on March 1, 2001 or to be issued upon exercise of options assumed in connection with your acquisition of Giganet, Inc. (the "Option Stock"). We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.

       It is our opinion that:

       1. The Stock, other than the Option Stock, is legally issued, fully-paid and non-assessable. In addition, subject to the appropriate registration or qualification (or exemption therefrom) of the Option Stock under the Act and by the appropriate authorities of the various states in which the such Option Stock will be sold, and assuming payment for the Option Stock is made in accordance with the provisions of the option agreements pursuant to which the Option Stock is issuable, the Option Stock will be legally issued, fully paid and non-assessable.

       2. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and the provisions of the Rights Agreement have been complied with in connection with the issuance of the Stock, then (i) the Rights attributable to the Stock, other than the Option Stock, are legally issued, and (ii) the Rights attributable to the Option Stock will be legally issued.

       In connection with the opinion set forth in paragraph 2 above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus which is a part thereof.

                                           Respectfully submitted,

                                           JEFFER, MANGELS, BUTLER & MARMARO LLP